Exhibit T3E-1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF GEORGIA

ATLANTA DIVISION

In re:	)	Chapter 11
)
CARAUSTAR INDUSTRIES, INC. et al, [1]	)	Case Nos. 09-73830;
	)	09-73835 - 09-73837;
Debtors.	)	09-73839 - 09-73841;
	)	09-73843 - 09-73851; and
	)	09-73853 - 09-73855
	)	Jointly Administered

DEBTORS’ FIRST AMENDED JOINT PLAN OF REORGANIZATION

KING & SPALDING LLP

James A. Pardo, Jr.
Georgia Bar No. 561206 jpardo@kslaw.com
Mark M. Maloney
Georgia Bar No. 468104 mmaloney@kslaw.com
Michelle L. Carter
Georgia Bar No. 114571 mcarter@kslaw.com
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309-3521
Telephone: (404) 572-4600
Facsimile: (404) 572-5100

Counsel to the Debtors and Debtors-in-Possession

Dated: June 30, 2009

[1]

The Debtors are: Caraustar Industries, Inc. (Tax ID No. 58-1388387), Austell Holding Company, LLC, Camden Paperboard Corporation (Tax ID No. 22-2906400), Caraustar Custom Packaging Group, Inc. (Tax ID No. 58-2467838), Caraustar Custom Packaging Group (Maryland), Inc. (Tax ID No. 52-0269940), Caraustar, G.P. (Tax ID No. 57-1092701), Caraustar Industrial & Consumer Products Group, Inc. (Tax ID No. 34-1662420), Caraustar Mill Group, Inc. (Tax ID No. 58-2260608), Caraustar Recovered Fiber Group, Inc. (Tax ID No. 52-2207418), Chicago Paperboard Corporation (Tax ID No. 36-3307876), Federal Transport, Inc. (Tax ID No. 23-2187126), Gypsum MGC, Inc. (Tax ID No. 58-2592488), Halifax Paper Board Company, Inc. (Tax ID No. 62-1778263), McQueeney Gypsum Company (Tax ID No. 76-0177025), McQueeny Gypsum Company, LLC, Paragon Plastics, Inc. (Tax ID No. 57-0773729), PBL Inc. (Tax ID No. 58-2475016), RECCMG, LLC, and Sprague Paperboard, Inc. (Tax ID No. 06-1544472). The mailing address for Caraustar Industries, Inc. is 5000 Austell Powder Springs Road, Suite 300, Austell, Georgia, 30106.

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TABLE OF CONTENTS (cont’d)

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INTRODUCTION

Caraustar Industries, Inc., Austell Holding Company, Camden Paperboard Corporation, Caraustar Custom Packaging Group, Inc., Caraustar Custom Packaging Group Maryland, Inc., Caraustar, G.P., Caraustar Industrial & Consumer Products Group, Inc., Caraustar Mill Group, Inc., Caraustar Recovered Fiber Group, Inc., Chicago Paperboard Corporation, Federal Transport, Inc., Gypsum MGC, Inc., Halifax Paper Board Company, Inc., McQueeney Gypsum Company, McQueeney Gypsum Company, LLC, Paragon Plastics, Inc., PBL, Inc., RECCMG, LLC, and Sprague Paperboard, Inc. (each a “Debtor”, and collectively, the “Debtors”) propose the following joint plan of reorganization for the resolution of the outstanding claims against and interests in the Debtors. Reference is made to the Disclosure Statement (as defined herein), distributed contemporaneously herewith, for a discussion of the Debtors’ history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of this Plan (as defined herein), and certain related matters including, among other things, the securities to be issued under this Plan. Subject to certain restrictions and requirements set forth herein and in 11 U.S.C. § 1127 and Fed. R. Bankr. P. 3019, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation in accordance with the terms hereof, the Confirmation Order (as defined herein), and the Bankruptcy Code (as defined herein).

ARTICLE I

DEFINED TERMS AND RULES OF INTERPRETATION

A. Defined Terms. As used herein, capitalized terms shall have the meanings set forth below. Any term that is not otherwise defined herein, but that is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.1 7  1/4% Senior Noteholder means a Holder of a 7  1/4% Senior Note.

1.2 7  1/4% Senior Notes means those certain 7  1/4% senior notes due 2010 issued under the 7  1/4% Senior Notes Indenture.

1.3 7  1/4% Senior Notes Claims means all Claims arising under or evidenced by the 7  1/4% Senior Notes, the 7  1/4% Senior Notes Indenture and related documents (other than the 7  1/4% Senior Notes Indenture Trustee Claims). The 7  1/4% Senior Notes Claims shall be Allowed in an aggregate amount of $29,000,000 (plus accrued and unpaid interest as of the Petition Date).

1.4 7  1/4% Senior Notes Indenture means that certain indenture dated as of March 29, 2001 (as supplemented, amended or modified from time to time prior to the Petition Date), among Caraustar, as issuer, The Bank of New York, as indenture trustee, and certain guarantors party thereto.

1.5 7  1/4% Senior Notes Indenture Trustee means The Bank of New York, as indenture trustee under the 7  1/4% Senior Notes Indenture.

1.6 7  1/4% Senior Notes Indenture Trustee Claims means all Claims of the 7  1/4% Senior Notes Indenture Trustee for reasonable fees and expenses under the terms of the 7  1/4% Senior Notes Indenture (including, but not limited to, the reasonable fees, costs and expenses incurred by the 7  1 /4% Senior Notes Indenture Trustee’s professionals).

1.7 7  3/8% Senior Noteholder means a Holder of a 7  3/8% Senior Note.

1.8 7  3/8% Senior Notes means those certain 7  3/8% Senior Notes due 2009 issued under the 7  3/8% Senior Notes Indenture.

1.9 7  3/8% Senior Notes Claims means all Claims arising under or evidenced by the 7  3/8% Senior Notes, the 7  3/8% Senior Notes Indenture and related documents (other than the 7  3/8% Senior Notes Indenture Trustee Claims). The 7  3/8% Senior Notes Claims (excluding those held by the Debtors) shall be Allowed in an aggregate amount of $189,750,000.

1.10 7  3/8% Senior Notes Indenture means that certain indenture dated as of June 1, 1999 (as supplemented, amended, or modified from time to time prior to the Petition Date), among Caraustar, as issuer, The Bank of New York, as indenture trustee, and certain guarantors party thereto.

1.11 7  3/8% Senior Notes Indenture Trustee means The Bank of New York, as indenture trustee under the 7  3/8% Senior Notes Indenture.

1.12 7  3/8% Senior Notes Indenture Trustee Claims means all Claims of the 7  3/8% Senior Notes Indenture Trustee for reasonable fees and expenses under the terms of the 7  3/8% Senior Notes Indenture (including, but not limited to, the reasonable fees, costs and expenses incurred by the 7  3 /8% Senior Notes Indenture Trustee’s professionals).

1.13 Ad Hoc Committee of Holders means the ad hoc committee of certain holders of the Senior Notes.

1.14 Ad Hoc Committee Advisors means Stroock & Stroock & Lavan LLP, as counsel to the Ad Hoc Committee of Holders, Moelis & Company, as financial advisor to the Ad Hoc Committee of Holders, and any local counsel to the Ad Hoc Committee of Holders.

1.15 Ad Hoc Committee Advisor Claims means all Claims for the reasonable fees and expenses incurred by the Ad Hoc Committee Advisors (whether prior to or after the Petition Date), in each case pursuant to the terms of their respective pre-Petition Date engagement letters, and as further set forth in the Lock-up Agreement and this Plan.

1.16 Administrative Expense Claim means a Claim against any Debtor for costs and expenses of administration of the Chapter 11 Cases (including, without limitation, Claims arising under sections 328, 330, 363, 364(c)(1), 365, 503(b), and 507(a)(2) and 1114(e) of the Bankruptcy Code) including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtors’ Estates and operating the businesses of the Debtors; (b) all compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the Bankruptcy Court under sections 328, 330 or 503(b) of the Bankruptcy Code; (c) all Ad Hoc Committee Advisor Claims, without any requirement for the filing of retention applications or fee applications in the Chapter 11 Cases; (d) any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Chapter 11 Cases; (e) any payment to be made under this Plan or Order of this Court to cure a default on an assumed executory contract or unexpired lease; (f) all Senior Notes Indenture Trustee Claims without any requirement for filing fee applications in the Chapter 11 Cases; and (g) Claims for out-of-pocket expenses incurred by members of the Ad Hoc Committee of Holders (excluding any fees or expenses for legal or financial advisors except as otherwise provided herein). All fees and charges assessed against the Debtors’ Estates under section 1930, chapter 123, of title 28 of the United States Code are excluded from the definition of Administrative Expense Claim and shall be paid in accordance with Section 12.7 of the Plan.

1.17 Affiliate Debtor(s) means, individually or collectively, a Debtor or Debtors other than Caraustar, as applicable.

1.18 Allowed means, with respect to a Claim or Interest against any Debtor, or any portion thereof, in any Class or category specified, (a) a Claim or Interest which has been listed by the Debtors in their Schedules, as may be amended by the Debtors from time to time, in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary assertion has been filed, (b) a Claim or Interest as to which no objection or request for estimation has been filed or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder of such Claim or Interest; or (c) a Claim or Interest that is expressly allowed (i) by a Final Order, or (ii) pursuant to the terms of this Plan; provided, however, that Claims or Interests allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed” Claims or Interests hereunder.

1.19 Amended Change in Control Severance Agreements means those certain Amended Change in Control Severance Agreements between Caraustar and certain executives of Caraustar.

1.20 Articles of Incorporation means the amended and restated certificate of incorporation of Reorganized Caraustar, in substantially the form to be included in the Plan Supplement, which shall be in form and substance acceptable to the Ad Hoc Committee of Holders.

1.21 Ballot means the forms distributed to each holder of impaired Claims and Interests entitled to vote on the Plan for the purposes of accepting or rejecting this Plan, in form and substance acceptable to the Ad Hoc Committee of Holders and approved by the Bankruptcy Court.

1.22 Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended, as applicable to the Chapter 11 Cases.

1.23 Bankruptcy Court means the United States Bankruptcy Court for the Northern District of Georgia or any other court with jurisdiction over the Chapter 11 Cases.

1.24 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as now in effect or hereafter amended and any Local Rules of the Bankruptcy Court.

1.25 Business Day means any day other than a Saturday, a Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

1.26 By-Laws means the by-laws of Reorganized Caraustar, in substantially the form to be included in the Plan Supplement, which shall be in form and substance acceptable to the Ad Hoc Committee of Holders.

1.27 Caraustar means Caraustar Industries, Inc., a North Carolina corporation, and debtor-in-possession in these Chapter 11 Cases pending in the Bankruptcy Court.

1.28 Caraustar Equity Interests means any Interests of a Holder of any equity security of any of the Debtors represented by any issued and outstanding shares of common stock, preferred stock, membership interests, partnership interests, capital stock or other ownership interest in any of the Debtors, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest or to convert into any such interest.

1.29 Cash means legal tender of the United States of America.

1.30 Causes of Action means all Claims, rights, causes of action, defenses, demands, damages, suits or proceedings of any kind or nature, whether under contract or tort, in law or in equity or otherwise, whether known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto, including causes of action arising under Chapter 5 of the Bankruptcy Code or similar state statures, that any Debtor or Estate may hold against any person or entity as of the Petition Date except for any claim, right or cause of action pursuant to section 547 of the Bankruptcy Code.

1.31 Change in Control has the meaning ascribed to that term in (i) the SERP and (ii) the Amended Change in Control Severance Agreements.

1.32 Chapter 11 Cases means the voluntary cases commenced on May 31, 2009 by the Debtors in the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

1.33 Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code.

1.34 Class means each category of Holders of Claims or Interests established under Article II of this Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.35 Confirmation Date means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order.

1.36 Confirmation Hearing means the hearing held by the Bankruptcy Court on confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.37 Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code, which shall be in form and substance acceptable to the Ad Hoc Committee of Holders.

1.38 Cure Amount means the dollar amount required under section 365 of the Bankruptcy Code to cure a Debtor’s defaults, if any, under an executory contract or unexpired lease and to compensate the non-debtor party or parties to such contract or lease for any actual pecuniary loss to such party resulting from such default, at the time such contract or lease is assumed by that Debtor.

1.39 Debtor(s) shall have the meaning set forth in the introduction to this Plan.

1.40 DIP Facility Agent means General Electric Capital Corporation as Administrative Agent and Collateral Agent under the DIP Facility Agreement.

1.41 DIP Facility Agreement means that certain Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement, by and among the DIP Facility Lenders, the DIP Facility Agent and the Debtors, dated as of June 4, 2009, together with all related documents and instruments delivered pursuant to or in connection therewith, as may be amended from time to time.

1.42 DIP Facility Claims means all Claims held by the DIP Facility Agent and the DIP Facility Lenders pursuant to the DIP Facility Agreement and the Final DIP Order.

1.43 DIP Facility Lenders means the lenders party to the DIP Facility Agreement.

1.44 Disallowed Claim means all or such part of a Claim that is disallowed by a Final Order of the Bankruptcy Court or other court of competent jurisdiction.

1.45 Disbursing Agent means any entity designated by the Debtors and the Ad Hoc Committee of Holders as such, in its capacity as a disbursing agent under Section 6.3 hereof.

1.46 Disclosure Statement means that certain disclosure statement relating to this Plan, including, without limitation, all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.47 Disputed Claim means any Claim against any Debtor, including any portion thereof (a) that is neither an Allowed Claim nor a Disallowed Claim or (b) for which a written request for payment has been made, to the extent the Debtors or any party in interest has interposed a timely objection or request for estimation, which objection or request for estimation has not been withdrawn or determined by a Final Order.

1.48 Distribution Record Date means, with respect to all Classes, the Effective Date or such other date as may be designated in the Confirmation Order.

1.49 DTC means The Depository Trust Company.

1.50 Effective Date means a Business Day on or after the Confirmation Date specified by the Debtors, with the prior approval of the Ad Hoc Committee of Holders, on which (i) no stay of the Confirmation Order is in effect, and (ii) the conditions to effectiveness of this Plan specified in Article IX hereof have been satisfied or waived in accordance with the terms hereof.

1.51 Estate(s) means, individually, the estate of Caraustar or any of the Affiliate Debtors and, collectively, the estates of the Debtors created under section 541 of the Bankruptcy Code.

1.52 Exhibit means an exhibit to this Plan or the Disclosure Statement, filed hereto or with the Plan Supplement, in form and substance acceptable to the Ad Hoc Committee of Holders.

1.53 Exit Facility means a financing facility to be entered into by the Reorganized Debtors on the Effective Date, in such amount and on such terms as are satisfactory to the Debtors and the Ad Hoc Committee of Holders.

1.54 Exit Facility Credit Agreement means the financing agreement relating to the Exit Facility, and all agreements (including security agreements and pledge agreements), documents and instruments delivered in connection therewith, which shall be in form and substance satisfactory to the Debtors and the Ad Hoc Committee of Holders.

1.55 Exit Facility Lenders means the lenders party to the Exit Facility Credit Agreement.

1.56 File, Filed or Filing means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

1.57 Final DIP Order means the Final Order (I) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Section 364 of the Bankruptcy Code, (II) Authorizing the Use of Cash Collateral Pursuant to Section 363 of the Bankruptcy Code, (III) Granting Liens and Superpriority Claims, and (IV) Granting Related Relief, entered by the Bankruptcy Court on June 25, 2009, and as entered, amended, modified or supplemented by the Bankruptcy Court from time to time.

1.58 Final Order means an order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases (or on the docket of any other court of competent jurisdiction), which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

1.59 General Unsecured Claim means any Claim against the Debtors that is not an Administrative Expense Claim, a DIP Facility Claim, a Priority Tax Claim, a Priority Non-Tax Claim, an Other Secured Claim, a Prepetition Credit Facility Claim, a Secured Industrial Revenue Bonds Claim, an Unsecured Industrial Revenue Bonds Claim or a Senior Notes Claim, and shall include, without limitation, all Claims held by current and former employees of Caraustar under the SERP (provided that no Change in Control is deemed to occur as a result of the Plan or the transactions contemplated hereunder), and any other employee agreement or arrangement(provided that no Change in Control is deemed to occur as a result of the Plan or the transactions contemplated hereunder), but shall not include Claims that are disallowed or released, whether by operation of law or pursuant to order of the Bankruptcy Court, written release or settlement, the provisions of this Plan or otherwise.

1.60 Holder means an entity holding a Claim or Interest.

1.61 Impaired means, with respect to any Class of Claims or Interests, “impaired” within the meaning of section 1124 of the Bankruptcy Code.

1.62 Initial Distribution Date means a date selected by the Reorganized Debtors that is not later than thirty (30) days after the Effective Date.

1.63 Intercompany Claims means all prepetition Claims against any of the Debtors held by a Debtor or a Non-Debtor Affiliate.

1.64 Interest means, without limitation, any equity security in a Debtor that is of a kind specified in Section 101(16) of the Bankruptcy Code and any options, warrants, puts, calls, subscriptions or other similar rights or other agreements, commitments, or outstanding securities obligating the Debtor to issue, transfer, purchase, redeem, or sell any shares of capital stock or other securities, any claims arising out of any appraisal or dissenter’s rights, any claims arising from rescission of a purchase, sale or other acquisition of any common stock or other equity security (or any right, claim, or interest in and to any common stock or equity security) of the Debtor, and any claims for damages or any other relief arising from any such purchase, sale, or other acquisition of such common stock or other equity security.

1.65 Interim Compensation Order means the Order Establishing Procedures for Monthly Compensation and Reimbursement of Expenses of Professionals entered by the Bankruptcy Court on June 4, 2009.

1.66 Lien means, with respect to any interest in property, any mortgage, lien, pledge, charge, security interest, easement or encumbrance of any kind whatsoever affecting such interest in property to secure payment of a debt or performance of an obligation.

1.67 Lock-up Agreement means that certain Restructuring and Lock-up Agreement dated as of May 29, 2009, entered into by and among Caraustar, its direct and indirect domestic subsidiaries, and the Senior Noteholders party thereto.

1.68 Management Incentive Plan means the management incentive plan to be developed for the Reorganized Debtors and adopted by the board of directors of Reorganized Caraustar, as more fully described in Section 5.7 of this Plan.

1.69 New Common Stock means (i) the shares of Class A common stock, par value $0.01 per share, of Reorganized Caurastar authorized by the Articles of Incorporation, of which 30,000 shares will be issued and delivered to Holders of certain Claims under the Plan and (ii) the shares of Class B common stock, par value $0.01 per share, of Reorganized Caraustar authorized for the purposes specified herein in connection with the Management Incentive Plan.

1.70 New Secured Notes means those certain new secured notes that will be issued by Reorganized Caraustar in the aggregate principal amount of $85,000,000 pursuant to the New Secured Notes Indenture, based on the terms described in the Plan Term Sheet (as defined in the Lock-up Agreement).

1.71 New Secured Notes Documents means collectively, the New Secured Notes, the New Secured Notes Indenture, and all agreements (including security agreements, mortgages and pledge agreements), documents and instruments delivered in connection therewith, each in form and substance acceptable to the Ad Hoc Committee of Holders.

1.72 New Secured Notes Indenture means that certain indenture pursuant to which the New Secured Notes will be issued, in form and substance acceptable to the Ad Hoc Committee of Holders.

1.73 Non-Debtor Affiliate means, individually or collectively, Caraustar Industrial & Consumer Products Group, Ltd., Caraustar Canada, Inc., Caraustar Design Tubes, Inc. and Caraustar Industrial Canada, Inc.

1.74 Other Secured Claim means any Secured Claim, other than an Administrative Expense Claim, a DIP Credit Facility Claim, a Secured Industrial Revenue Bond Claim, or a Prepetition Credit Facility Claim.

1.75 Pension and Retirement Plans means (i) the Caraustar Industries, Inc. Retirement Plan, Caraustar’s defined benefit pension plan, and (ii) the Caraustar Industries, Inc. Employee Savings Plan, Caraustar’s defined contribution plan.

1.76 Petition Date means May 31, 2009, the date on which the Debtors commenced their Chapter 11 Cases.

1.77 Plan means this chapter 11 plan of reorganization, including the Exhibits and all supplements, appendices and schedules thereto, either in its present form or as the same may be altered, amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof, and as reasonably acceptable to the Debtors and the Ad Hoc Committee of Holders.

1.78 Plan Documents means certain documents to be executed, delivered, adopted, assumed, and/or performed in conjunction with the consummation of the Plan on or about the Effective Date, or in certain cases, summaries of such documents, including, but not limited to, the Articles of Incorporation, the By-Laws, the term sheet for the Exit Facility Credit Agreement, the term sheet for the New Secured Notes Indenture, the Reorganized Caraustar Shareholders Agreement, the Reincorporation Transactions Document, a list of any executory contracts and unexpired leases to be rejected under this Plan, a list of directors and officers of Reorganized

Caraustar and the Reorganized Debtors, and any other documents relevant to the implementation of this Plan. Each of the Plan Documents shall be in form and substance acceptable to the Ad Hoc Committee of Holders, and shall be filed in draft form in the Plan Supplement.

1.79 Plan Supplement means the supplement to this Plan containing the Plan Documents, each in form and substance acceptable to the Ad Hoc Committee of Holders, to be filed with the Bankruptcy Court not later than seven (7) Business Days prior to the deadline set by the Bankruptcy Court for creditors to vote to accept or reject this Plan, except for the list of directors and officers of Reorganized Caraustar and the Reorganized Debtors, which shall be filed with the Bankruptcy Court not later than three (3) Business Days prior to the Confirmation Hearing.

1.80 Prepetition Credit Facility means that certain Amended and Restated Credit Agreement between the Debtors, Bank of America, N.A., as Agent, and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager dated as of March 30, 2006, and as amended from time to time.

1.81 Prepetition Credit Facility Claims means all Claims arising under or evidenced by the Prepetition Credit Facility and related documents.

1.82 Priority Non-Tax Claims means any Claim against any Debtor other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

1.83 Priority Tax Claim means any Claim against any Debtor of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.84 Pro Rata means, with respect to a Claim or Interest, that proportion that a Claim or Interest in a particular Class bears to the aggregate amount of all Claims or Interests in such Class (other than any Claims or Interests held by the Debtors) except in cases where Pro Rata is used in reference to multiple Classes in which case, Pro Rata means the proportion that a Claim or Interest in a particular Class bears to the aggregate amount of all Claims (other than Claims held by the Debtors) in such multiple Classes.

1.85 Reincorporation Transactions Document means the document outlining the transactions to be implemented for purposes of reincorporating Reorganized Caraustar as a Delaware corporation, in substantially the form to be included in the Plan Supplement, which shall be in form and substance acceptable to the Ad Hoc Committee of Holders.

1.86 Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Holder of such Claim so as to leave such Claim Unimpaired, or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from any failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim (other than the debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the Holder of such Claim. The Debtors reserve their legal, equitable and contractual rights and defenses to dispute the liability and/or the amount of any Reinstated Claim.

1.87 Released Parties means (i) the Debtors, (ii) the Non-Debtor Affiliates, (iii) the Ad Hoc Committee of Holders, (iv) the Senior Noteholders and their respective officers, directors, employees, agents, affiliates, successors and assigns, (v) the Senior Notes Indenture Trustees, (vi) the lenders and administrative agent under the Prepetition Credit Facility and their successors and assigns, (vii) the DIP Facility Lenders, the DIP Facility Agent and their successors and assigns, (viii) the present and former directors, officers and employees of the Debtors and the Non-Debtor Affiliates who were serving in such capacity on or after the Petition Date, (ix) any attorneys, financial advisors, investment bankers, accountants, consultants, or other professionals of the parties described in clauses (i) through (viii) hereof (including the Ad Hoc Committee Advisors); provided, however, that such attorneys and professional advisors shall only include those that provided services related to the Debtors, the Chapter 11 Cases, the Plan, the Lock-Up Agreement and the transactions contemplated by this Plan, and (x) the directors, officers, partners, members, representatives and employees of the parties described in clauses (i) through (ix) hereof.

1.88 Reorganized Debtors means the reorganized Debtors or any successors thereto by merger, consolidation or otherwise, on or after the Effective Date, after giving effect to the restructuring transactions occurring on or before the Effective Date in accordance with this Plan.

1.89 Reorganized Caraustar means reorganized Caraustar or any successors thereto by merger, consolidation or otherwise, on or after the Effective Date, after giving effect to the restructuring transactions occurring on or before the Effective Date in accordance with this Plan.

1.90 Reorganized Caraustar Shareholders Agreement means that certain stockholders agreement to be entered into (or deemed to be entered into) by Reorganized Caraustar and the Holders of New Common Stock on the Effective Date, substantially in the substantially in the form filed with the Plan Supplement, and in form and substance acceptable to the Ad Hoc Committee of Holders.

1.91 Schedules means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and the Official Bankruptcy Forms of the Bankruptcy Rules, as such schedules and statements have been or may be supplemented or amended through the Confirmation Date.

1.92 Secured Claim means, pursuant to section 506 of the Bankruptcy Code, that portion of a Claim against any Debtor that is reflected in the Schedules or a proof of claim as a Secured Claim which is (a) secured by a valid, perfected and enforceable security interest, lien, mortgage or other encumbrance, that is not subject to avoidance under applicable bankruptcy or non-bankruptcy law, in or upon any right, title or interest of a Debtor in and to property of the relevant Estate, to the extent of the value of the Holder’s interest in such property as of the relevant determination date or (b) Allowed as such pursuant to the terms of this Plan (subject to the occurrence of the Effective Date). The defined term Secured Claim includes any Claim against any Debtor that is subject to a permissible setoff under section 553 of the Bankruptcy Code, to the extent of such permissible setoff.

1.93 Secured Industrial Revenue Bonds means those certain economic development revenue bonds issued by the City of Chicago pursuant to that certain trust indenture dated as of June 1, 1992 between the City of Chicago, as issuer, and LaSalle Bank National Association, as trustee, in the amount of $3,500,000.

1.94 Secured Industrial Revenue Bond Claims means all Claims arising under or evidenced by the Secured Industrial Revenue Bonds.

1.95 Senior Noteholder means a Holder of a Senior Note.

1.96 Senior Notes means collectively, (i) the 7  1/4% Senior Notes and (ii) the 7  3/8% Senior Notes.

1.97 Senior Notes Claims means collectively, (i) the 7  1/4% Senior Notes Claims and (ii) the 7  3/8% Senior Notes Claims.

1.98 Senior Notes Indentures means collectively, (i) the 7  1/4% Senior Notes Indenture and (ii) the 7  3/8% Senior Notes Indenture.

1.99 Senior Notes Indenture Trustee Claims means collectively, (i) the 7  1/4% Senior Notes Indenture Trustee Claims and (ii) the 7  3/8% Senior Notes Indenture Trustee Claims.

1.100 Senior Notes Indenture Trustees means The Bank of New York, as indenture trustee under, each of the 7  1/4% Senior Notes Indenture and the 7  3/8% Senior Notes Indenture.

1.101 SERP means that certain Caraustar Industries, Inc. Restoration Plan (as amended and restated as of April 8, 2008).

1.102 Subsidiary Interests means, collectively, all of the issued and outstanding shares of stock or membership interests of the Subsidiary Debtors, existing prior to the Effective Date, which stock and interests are owned, directly or indirectly, by Caraustar.

1.103 Subsidiary Debtors means, collectively, Austell Holding Company, LLC, Camden Paperboard Corporation, Caraustar, G.P., Caraustar Custom Packaging Group, Inc., Caraustar Custom Packaging Group (Maryland), Inc., Caraustar Industrial & Consumer Products Group, Inc., Caraustar Mill Group, Inc., Caraustar Recovered Fiber Group, Inc., Chicago Paperboard Corporation, Federal Transport, Inc., Gypsum MGC, Inc., Halifax Paper Board Company, Inc., McQueeny Gypsum Corporation, McQueeny Gypsum Company, LLC, Paragon Plastics, Inc., PBL Inc., RECCMG, LLC and Sprague Paperboard, Inc.

1.104 Unimpaired means, with respect to a Claim or Interest, that such Claim or Interest is not Impaired within the meaning of section 1124 of the Bankruptcy Code as a result of being either (a) Reinstated or (b) paid in full and in Cash on or prior to the Effective Date pursuant to the terms of this Plan or any order of the Bankruptcy Court.

1.105 Unsecured Industrial Revenue Bonds means those certain economic development revenue bonds issued by the Town of Sprague, Connecticut pursuant to that certain trust indenture dated as of October 1, 1997 between the Town of Sprague, Connecticut, as issuer, and The Bank Of New York, as trustee, in the amount of $4,700,000.

1.106 Unsecured Industrial Revenue Bond Claims means all Claims arising under or evidenced by the Unsecured Industrial Revenue Bonds.

B. Rules of Interpretation. For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in this Plan to an existing document, schedule or exhibit Filed or to be Filed means such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented pursuant to this Plan; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity’s successors and assigns; (e) all references in this Plan to Sections, Articles and Schedules are references to Sections, Articles and Schedules of or to this Plan or the Plan Supplement, as the same may be amended, waived or modified from time to time; (f) the words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection or clause contained in this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) subject to the provisions of any contract, certificates or articles of incorporation, by-laws, instruments, releases, or other agreements or documents entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply; and (j) in computing any period of time prescribed or allowed by this Plan, the provision of Bankruptcy Rule 9006(a) will apply.

C. Exhibits and Plan Supplement. All Exhibits, as well as the Plan Supplement, are incorporated into and are a part of this Plan as if set forth in full herein, and, to the extent not annexed hereto, such Exhibits and Plan Supplement shall be timely Filed in accordance with this Plan. Holders of Claims and Interests may obtain a copy of the Filed Exhibits and Plan Supplement upon written request to the Debtors. Upon their Filing, the Exhibits and Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. The documents contained in the Exhibits and Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS

All Claims and Interests, except Administrative Expense Claims, DIP Facility Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, DIP Facility Claims and Priority Tax Claims, as described below, have not been classified.

This Plan constitutes a single plan of reorganization for all Debtors. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest qualifies within the description of such Class and is in a different Class to the extent that it qualifies within the description of such different Class, but the same portion of a Claim may not be in more than one Class. A Claim or Interest is also placed in a particular Class for all purposes, including voting, confirmation and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code. However, a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date.

2.1 Unclassified Claims. The following Claims are Unimpaired under this Plan.

(a)	Administrative Expense Claims.

(b)	DIP Facility Claims.

(c)	Priority Tax Claims.

2.2 Classes of Claims.

(a)	Class 1: Priority Non-Tax Claims. Class 1 consists of all Priority Non-Tax Claims against each applicable Debtor. Claims in Class 1 are Unimpaired. Holders of Claims in Class 1 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.

(b)	Class 2: Other Secured Claims. Class 2 consists of all Other Secured Claims against each applicable Debtor. Claims in Class 2 are Unimpaired. Holders of Claims in Class 2 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.

(c)	Class 3: Prepetition Credit Facility Claims. Class 3 consists of all Prepetition Credit Facility Claims against each applicable Debtor. Claims in Class 3 are Unimpaired. Holders of Claims in Class 3 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.

(d)	Class 4: Secured Industrial Revenue Bond Claims. Class 4 consists of all Secured Industrial Revenue Bond Claims against each applicable Debtor. Claims in Class 4 are Unimpaired. Holders of Claims in Class 4 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.

(e)	Class 5: Unsecured Industrial Revenue Bond Claims. Class 5 consists of all Unsecured Industrial Revenue Bond Claims against each applicable Debtor. Claims in Class 5 are Unimpaired. Holders of Claims in Class 5 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.

(f)	Class 6: General Unsecured Claims. Class 6 consists of all General Unsecured Claims against each applicable Debtor. Claims in Class 6 are Unimpaired. Holders of Claims in Class 6 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.

(g)	Class 7: Senior Notes Claims. Class 7 consists of all Senior Notes Claims against each applicable Debtor. Claims in Class 7 are Impaired. Holders of Claims in Class 7 are entitled to vote to accept or reject the Plan.

2.3 Classes of Interests.

(a)	Class 8: Caraustar Equity Interests. Class 8 consists of all Interests directly arising from, under, or relating in any way to, the Caraustar Equity Interests, and all Claims arising out of or relating thereto. Interests in Class 8 are Impaired. Holders of Interests in Class 8 are entitled to vote to accept or reject the Plan.

ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS

3.1 Unclassified Claims.

(a)	Administrative Expense Claims. In full satisfaction, settlement, release, and discharge of and in exchange for each Administrative Expense Claim, each Holder of an Allowed Administrative Expense Claim will receive payment in full and in Cash of any unpaid portion of such Allowed Administrative Expense Claim as follows:

(i)	the Ad Hoc Committee Advisor Claims shall be satisfied out of the retainers held by the Ad Hoc Committee Advisors. Any unused portion of the retainer shall be refunded to the Debtors within forty-five (45) days of the Effective Date. To the extent the Ad Hoc Committee Advisor Claims exceed their respective retainers as of the Confirmation Date, the balance of the Ad Hoc Committee Advisor Claims will be paid in full and in Cash on the Effective Date for all fees and expenses incurred up to the Effective Date, and thereafter in the ordinary course of business (without the requirement to file a retention application or fee application with the Bankruptcy Court);

(ii)	in the case of other professional advisors, subject to the provisions of sections 328, 330, 331 and 503(b) of the Bankruptcy Code and the Interim Compensation Order, as soon as practicable after final Bankruptcy Court approval thereof;

(iii)	in the case of the Senior Notes Indenture Trustees, (x) payment in the ordinary course of business (subject to the Debtors’ prior receipt of invoices and reasonable documentation in connection therewith and without the requirement to file a fee application with the Bankruptcy Court) but no later than the Effective Date, of the Senior Notes Indenture Trustee Claims, provided, that such fees, costs and expenses are reimbursable under the terms of the Senior Notes Indentures and (y) payment in the ordinary course of business (subject to the Debtors’ prior receipt of invoices and reasonable documentation in connection therewith) of all reasonable fees, costs, and expenses incurred by the Senior Notes Indenture Trustees after the Effective Date to the extent acting as Disbursing Agents pursuant to this Plan or with respect to the implementation of any provisions of this Plan; and

(iv)	with respect to each other Allowed Administrative Expense Claim, (x) payment in the ordinary course of business as such claims become due; provided, however, that Administrative Expense Claims not yet due or that represent obligations incurred by the Debtors in the ordinary course of business during these Chapter 11 Cases, or assumed by the Debtors during these Chapter 11 Cases, shall be paid or performed when due in the ordinary course of business and in accordance with the terms and conditions of the particular agreements governing such obligations, (y) such other date as may be agreed upon between the Holder of such Administrative Expense Claim and the Debtors, or (z) as provided for in a Final Order.

(b)	DIP Facility Claims. In full satisfaction, settlement, release, and discharge of and in exchange for each DIP Facility Claim, on the Effective Date, all Allowed DIP Facility Claims shall be paid in full and in Cash from the proceeds of the Exit Facility or otherwise and all commitments under the DIP Facility Agreement shall be cancelled. Notwithstanding anything to the contrary herein, the liens and security interests securing the DIP Facility Claims shall continue in full force and effect until such time as the Allowed DIP Facility Claims have been paid in full and in Cash, after which such liens and security interests shall be deemed canceled.

(c)	Priority Tax Claims. In full satisfaction, settlement, release, and discharge of and in exchange for each Priority Tax Claim, in the ordinary course of business as such claims become due, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement and release of and in exchange for such Priority Tax Claim, at the election of the Debtors: (i) Cash equal to the amount of such Priority Tax Claim; (ii) such other treatment as to which the Debtors or the Reorganized Debtors and the Holder of such Priority Tax Claims shall have agreed upon in writing; or (iii) such other treatment as will cause such Claims not to be Impaired; provided, however, that any Priority Tax Claim not due and owing on the Effective Date will be paid when such Claim becomes due and owing.

3.2 Classes of Claims. Unless the Holder of a Claim and the applicable Debtors (with the approval of the Ad Hoc Committee of Holders) agree to a different treatment, each Holder of a Claim shall receive as follows:

(a)	Class 1: Priority Non-Tax Claims. Each Holder of an Allowed Priority Non-Tax Claim shall have its Claim Reinstated to the extent that such Claim is not paid in the ordinary course of business prior to the Effective Date.

(b)	Class 2: Other Secured Claims. Each Holder of an Allowed Other Secured Claim shall have its Claim Reinstated. Alternatively, in full satisfaction, settlement, release, and discharge of and in exchange for each Other Secured Claim, the Reorganized Debtors may, subject to the approval of the Ad Hoc Committee of Holders, elect to pay a Holder of an Other Secured Claim in full in cash on the Effective Date or surrender all collateral securing such Other Secured Claim (to the extent any portion of such Other Secured Claim is not secured, it will be treated as a Class 6 General Unsecured Claim).

(c)	Class 3: Prepetition Credit Facility Claims. In full satisfaction, settlement, release, and discharge of and in exchange for each Prepetition Credit Facility Claim, if any, each Holder of an Allowed Prepetition Credit Facility Claim, if any, shall be paid in full and in Cash on the Effective Date from the proceeds of the Exit Facility or otherwise (to the extent unpaid prior to the Effective Date pursuant to the terms of the Final DIP Order or otherwise). Each Allowed Prepetition Credit Facility Claim shall include all unpaid interest accrued at the non-default contract rate up to the Effective Date provided for in the Prepetition Credit Facility Agreement.

(d)	Class 4: Secured Industrial Revenue Bond Claims. Each Holder of a Secured Industrial Revenue Bond Claim shall have its Claim Reinstated.

(e)	Class 5: Unsecured Industrial Revenue Bond Claims. Each Holder of an Unsecured Industrial Revenue Bond Claim shall have its Claim Reinstated.

(f)	Class 6: General Unsecured Claims. Each Holder of an Allowed General Unsecured Claim shall have its Claim Reinstated to the extent that such Claim is not paid in the ordinary course of business prior to the Effective Date.

(g)	Class 7: Senior Notes Claims. In full satisfaction, settlement, release, and discharge of and in exchange for each Senior Note Claim, each Holder of an Allowed Senior Notes Claim shall be entitled to receive its Pro Rata share of the following: (i) 100% of the New Common Stock issued on the Effective Date and (ii) the New Secured Notes; provided, however, that any Senior Notes held by any of the Debtors shall be deemed defeased and no longer outstanding as of the Petition Date, and, any Senior Note Claims held by any of the Debtors shall not be entitled to receive a distribution hereunder on account of such Senior Note Claims; and, as part of the distribution to Class 7 (but in addition to, and not in reduction of, amounts to be distributed to Holders of Senior Notes Claims), the Company shall pay all Ad Hoc Committee Advisor Claims, and the reasonable fees and expenses of any counsel for the Senior Notes Indenture Trustees, incurred in connection with the Chapter 11 Cases, in each case, without the need for any application to the Bankruptcy Court.

3.3 Classes of Interests. Unless the Holder of an Interest and Caraustar (with the approval of the Ad Hoc Committee of Holders) agree to a different treatment, on the Effective Date, or as soon as practicable after the Effective Date, in full satisfaction, settlement, release, and discharge of and in exchange for each Interest, each Holder of an Interest shall receive as follows:

(a)	Class 8: Caraustar Equity Interests. Each Holder of a Caraustar Equity Interest shall have its Interest cancelled, annulled and extinguished on the Effective Date. Each Holder of a Caraustar Equity Interest shall receive its Pro Rata share of $2,900,000 in Cash in consideration of the cancellation of its Caraustar Equity Interest, provided that no official committee of equity security holders is appointed in these cases. In the event that an official committee of equity security holders is appointed in these cases, then Holders of Caraustar Equity Interests shall receive no distribution under this Plan.

3.4 Special Provision Regarding Unimpaired Claims. Except as otherwise explicitly provided in this Plan, nothing shall affect, diminish or impair the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

3.5 Intercompany Claims and Interests. Notwithstanding anything to the contrary contained in this Plan, Intercompany Claims held by one Debtor against another Debtor and Subsidiary Interests shall be Unimpaired and shall remain in full force and effect on and after the Effective Date.

ARTICLE IV

ACCEPTANCE OR REJECTION OF THE PLAN

4.1 Acceptance by an Impaired Class. In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Plan if this Plan is accepted by the Holders of at least two-thirds ( 2/3) in dollar amount and more than one-half ( 1/2) in number of the Claims of such Class that have timely and properly voted to accept or reject this Plan. In accordance with section 1126(d) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Interests shall have accepted this Plan if this Plan is accepted by Holders of at least two-thirds ( 2/3) in amount of Allowed Interests of such Class that have timely and properly voted to accept or reject this Plan.

4.2 Presumed Acceptances by Unimpaired Classes. Classes 1, 2, 3, 4, 5 and 6 are Unimpaired by this Plan. Under section 1126(f) of the Bankruptcy Code, Holders of such Claims are conclusively presumed to accept this Plan, and thus the votes of the Holders of such Claims will not be solicited.

4.3 Summary of Classes Voting on this Plan. As a result of the provisions of Sections 3.1 and 3.2 of this Plan, only the votes of Holders of Claims and Interests in Classes 7 and 8 will be solicited with respect to this Plan.

4.4 Non-Consensual Confirmation. If any Impaired Class fails to accept this Plan by the requisite statutory majorities, the Debtors reserve the right (i) to confirm this Plan by a “cram-down” of such non-accepting Class pursuant to section 1129(b) of the Bankruptcy Code and (ii) to propose any modifications to this Plan and to confirm this Plan as modified, without re-solicitation, to the extent permitted by the Bankruptcy Code.

ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN

5.1 Non-Substantive Consolidation. The Plan is a joint plan that does not provide for substantive consolidation of the Debtors’ Estates, and, on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for purposes hereof. Except as specifically set forth herein, nothing in this Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that any one of the Debtors is subject to or liable for any claim against any other Debtor. Additionally, claimants holding Claims against multiple Debtors, to the extent Allowed in each Debtor’s case, will be treated as a separate claim against each Debtor’s Estate, provided, however, that no Holder shall be entitled to receive more than payment in full of its Allowed Claim, and such Claims will be administered and treated in the manner provided for in this Plan.

5.2 Reorganized Caraustar Securities.

(a)	Issuance of New Secured Notes. On the Effective Date, each Holder of an Allowed Senior Notes Claim will receive, in partial consideration of the cancellation of its Senior Notes Claim, its Pro Rata share of the New Secured Notes. In order to facilitate such distribution, on or before the Effective Date, all relevant parties will execute, deliver and/or issue the New Secured Notes Indenture (and effectuate the appointment of an indenture trustee) and the New Secured Notes Documents, including, without limitation, the New Secured Notes. Prior to issuance of the New Secured Notes, the Debtors will have submitted a Form T-3 application for qualification of the New Secured Notes Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), to the Securities and Exchange Commission and the Securities and Exchange Commission will have qualified the New Secured Notes Indenture under the Trust Indenture Act. Upon execution, issuance and delivery of the New Secured Notes Documents and perfection of the liens on the collateral for the New Secured Notes, as created pursuant to the New Secured Notes Documents, and as provided herein, the Senior Notes Documents, including, without limitation, the Senior Notes, will be deemed terminated and/or cancelled. The Senior Notes Indenture Trustees, Caraustar and all other relevant parties to the Senior Notes Indenture and the related documents, will be authorized and required to take all such actions as will be necessary or appropriate to effectuate or implement the foregoing termination and/or cancellation of the Senior Notes Indentures and all related documents, including, without limitation, the Senior Notes. The New Secured Notes shall not be registered under the Securities Act of 1933, as amended.

(b)

Issuance of New Common Stock. On the Effective Date, Reorganized Caraustar shall issue an aggregate of 30,000 shares of New Class A Common Stock. Each Holder of an Allowed Senior Notes Claim will receive, in partial consideration of the cancellation of its Senior Notes Claim, its Pro Rata share of 100% of the New Common Stock issued on the Effective Date. The New Common Stock shall not be registered under the Securities Act of 1933, as amended, and shall not be listed for public trading on any securities exchange. Distribution of such New Common Stock shall be made by delivery of one or more certificates representing such shares as described herein or made by means of book-entry exchange through the facilities of DTC in accordance with the customary practices of DTC, as and to the extent practicable, as provided in Section 6.5 herein. The Articles of Incorporation and By-Laws will set forth the rights and preferences under the New Common Stock. On the Effective Date, except as otherwise provided for herein, all Caraustar Equity Interests and any stockholders agreements, registration rights agreements, repurchase agreements and repurchase arrangements, or other instruments or documents evidencing or creating any obligations of a Debtor that relate to Caraustar Equity Interests that are impaired under this Plan shall be cancelled, and the obligations of the Debtors under any stockholder agreements, registration rights agreements, repurchase agreements and repurchase arrangements shall be discharged. As of the Effective Date, all Caraustar Equity Interests that have been authorized to be issued but that have not been issued shall be deemed cancelled and extinguished without any further action of any party.

(c)	Reorganized Caraustar Shareholders Agreement. On the Effective Date, Reorganized Caraustar and the holders of New Common Stock shall enter into (or be deemed to enter into as provided below) the Reorganized Caraustar Shareholders Agreement. The Reorganized Caraustar Shareholders Agreement shall be binding on all parties entitled to receive New Common Stock under the Plan regardless of whether such parties execute the Reorganized Caraustar Shareholders Agreement. Registration rights, including any registration rights agreement, shall be in form and substance acceptable to the Ad Hoc Committee of Holders.

5.3 Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors. On the Effective Date, the Reorganized Debtors shall continue to exist as separate corporate entities or partnerships in accordance with the applicable law in the respective jurisdictions in which they are incorporated or organized and pursuant to their respective certificates, articles of incorporation and by-laws or partnership agreements in effect prior to the Effective Date, except to the extent such certificates, articles of incorporation and by-laws or partnership agreements are to be amended pursuant to the terms of this Plan; provided, however, notwithstanding the foregoing, Reorganized Caraustar shall be reincorporated as a Delaware corporation in accordance with Section 5.4(a). Notwithstanding anything to the contrary in this Plan, the Reinstated Claims against a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor following the Effective Date and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of this Plan, the Chapter 11 Cases, or otherwise. Except as otherwise provided in this Plan, on and after the Effective Date, all property of the Estates of the Debtors, including all Causes of Action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with this Plan, shall vest in the Reorganized Debtors free and clear of all Claims, liens, charges, other encumbrances and Interests. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professionals’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

5.4 Corporate Governance, Directors, Officers and Corporate Action.

(a)	Certificates or Articles of Incorporation and By-Laws. On the Effective Date, Reorganized Caraustar shall be reincorporated as a Delaware corporation by means of the transactions described in the Reincorporation Transactions Document as filed in the Plan Supplement, and the Articles of Incorporation and By-Laws of Reorganized Caraustar shall go into effect and shall (i) include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; and (ii) authorize the issuance of the New Common Stock. On or prior to the Effective Date, Caraustar shall make such filings in the States of Delaware and North Carolina as shall be necessary or desirable to effect such a reincorporation and to provide for the effectiveness on the Effective Date of the Articles of Incorporation. In addition, on or about the Effective Date, the certificates, articles of incorporation and by-laws or partnership agreements of the Affiliate Debtors shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate their certificates, articles of incorporation and by-laws or partnership agreements as permitted by applicable law. Without limiting the generality of the foregoing, Caraustar, G.P. shall continue to exist as a general partnership organized under the laws of the state of South Carolina. Prior to or on the Effective Date, the Debtors and/or the Reorganized Debtors shall cause each Debtor to maintain or return to good standing under the laws of the state of incorporation or formation.

(b)

Directors and Officers of the Reorganized Debtors. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, on the Effective Date, (i) the board of directors of Reorganized Caraustar shall have five (5) members, including Michael Keough, so long as he serves as Caraustar’s chief executive officer, and four other members as designated by the Ad Hoc Committee of Holders, to be disclosed in the Plan Supplement and (ii) the officers of Caraustar immediately prior to the Effective Date shall be the initial officers of Reorganized Caraustar. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Articles of Incorporation, the other constituent documents of the Reorganized Debtors, and applicable law. Thereafter, the Articles of Incorporation, By-Laws, and Reorganized Caraustar Shareholders Agreement shall govern the designation of directors. In addition, the boards of directors of the other Reorganized Debtors shall be comprised of members of the board of directors of Reorganized Caraustar, or such other persons as are designated by the board of directors of Reorganized Caraustar. Pursuant to section 1129(a)(5), the Debtors will disclose, as part of the Plan Supplement, but which shall be filed within three (3) Business Days of the Confirmation Hearing, the identity and affiliations of any person proposed to serve on the initial board of directors of Reorganized Caraustar, and to the extent such person is an insider other than by virtue of being a director, the nature of any compensation for such person. Each member of the current board of directors of each of the Debtors will be deemed to have resigned on the Effective Date.

(c)	Corporate Action. On the Effective Date, the reincorporation of Reorganized Caraustar as a Delaware corporation, the adoption of the Articles of Incorporation or similar constituent documents, the adoption of the By-Laws, the selection of directors and officers for Reorganized Caraustar and the other Reorganized Debtors, and all other actions contemplated by this Plan, including all actions required to be taken by the board of directors of the Debtors or the Reorganized Debtors (or their partners) in order that the transactions contemplated herein shall not constitute a Change in Control for purposes of the SERP or any other employee agreements or arrangements (including the passage of any required resolutions), shall be authorized and approved in all respects, or shall have otherwise occurred (subject to the provisions of this Plan). All matters provided for in this Plan involving the corporate or partnership structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan, shall be deemed to have timely occurred in accordance with applicable law and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers of Reorganized Caraustar and/or the other Reorganized Debtors and members of the boards of directors of Reorganized Caraustar and/or the other Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by this Plan in the name of and on behalf of Reorganized Caraustar and/or the other Reorganized Debtors.

5.5 Cancellation of Liens. Except as otherwise provided herein, on the Effective Date, any Lien securing any Secured Claim (other than a Lien securing a Secured Claim that is Reinstated pursuant to Section 3.2) hereof shall be deemed released and the Holder of such Secured Claim shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral) held by such Holder and to take such actions as may be requested by the Debtors (or the Reorganized Debtors, as the case may be) to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases as may be requested by the Debtors (or the Reorganized Debtors, as the case may be).

5.6 Exit Financing. On the Effective Date, without any requirement of further action by security holders or directors of the Debtors or the Reorganized Debtors, the Reorganized Debtors shall be authorized and directed to enter into the Exit Facility Credit Agreement, as well as any notes, documents or agreements in connection therewith, including, without limitation, any documents required in connection with the creation or perfection of Liens securing the obligations under the Exit Facility, provided the Exit Facility and the foregoing documents shall be in form and substance acceptable to the Ad Hoc Committee of Holders.

5.7 Management Incentive Plan. Following the Effective Date, the board of directors of Reorganized Caraustar will adopt a short-term and long-term management incentive plan. Class B shares representing 10% of Reorganized Caraustar’s New Common Stock issued on the Effective Date will be reserved for equity awards under the long-term management incentive plan. Such Class B shares shall have the right to vote on board of director candidates along with the shares of New Common Stock to be received by the Senior Noteholders on the Effective Date, but will not have certain special voting rights with respect to approval of key decisions and related party transactions. Class B shares will not be entitled to certain pre-emptive rights, co-sale rights or demand registration rights and will be transferable only to family members. Otherwise, Class B shares shall have the same priority, right to dividends, and other indicia of ownership as do the shares of New Common Stock to be received by the Senior Noteholders on the Effective Date. Equity awards under the long-term management incentive plan may be granted to management by the Board of Directors of Reorganized Caraustar in its discretion. In addition, on the Effective Date of the Plan, each participant in the Debtors’ existing 2009 Incentive Plan will receive a cash payment equal to fifty percent (50%) of the participant’s targeted annual incentive payment under such plan. Each such payment shall be credited dollar-for-dollar against any additional or future payment a participant is due to receive under such plan and shall be refunded to the Debtors by any participant that voluntarily leaves the Debtors’ employment or is terminated for cause within six (6) months after the Effective Date, provided that prior to receipt of such cash payment, each participant will enter into an agreement with the Debtors providing for this repayment obligation.

5.8 Additional Transactions Authorized Under this Plan. On or prior to the Effective Date, the Debtors shall be authorized to take any such actions as may be necessary or appropriate to Reinstate Claims or render Claims not Impaired, as provided for under this Plan, and after consultation with the Ad Hoc Committee of Holders.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

6.1 Distributions for Class 7 Claims and Class 8 Interests. Unless the Holder of a Class 7 Claim or a Class 8 Interest agrees to a different distribution date or except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims in Class 7 and Interests in Class 8 shall be made on the Initial Distribution Date and shall continue thereafter on such subsequent distribution dates as the Distribution Agent determines to be appropriate in its discretion. Notwithstanding the date on which any distribution of New Common Stock or New Secured Notes is actually made to a Holder of a Claim in Class 7, as of the date of the distribution such Holder shall be deemed to have the rights of a holder of such securities distributed as of the Effective Date. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

6.2 Interest on Claims. Except as otherwise specifically provided for in this Plan, the Confirmation Order or other order of the Bankruptcy Court (including, without limitation, the Final DIP Order), or required by applicable bankruptcy or non-bankruptcy law, postpetition interest shall not accrue or be paid on any Claims (other than Secured Claims), and no Holder of a Claim (other than the Holder of a Secured Claim) shall be entitled to interest accruing on or after the Petition Date on any Claim.

6.3 Distributions by Disbursing Agent. Other than as specifically set forth in this Plan, the Disbursing Agent shall make all distributions required to be made under this Plan. Distributions on account of the Senior Notes Claims shall be made in accordance with the Senior Notes Indentures, or in accordance with this Plan to the extent the Senior Notes Indentures are silent. Reorganized Caraustar and/or the other Reorganized Debtors may, subject to the consent of the Ad Hoc Committee, act as Disbursing Agent or may employ or contract with other entities to assist in or make the distributions required by this Plan.

6.4 Delivery of Distributions and Undeliverable or Unclaimed Distributions. The following terms shall govern the delivery of distributions and undeliverable or unclaimed distributions with respect to Claims.

(a)	Delivery of Distributions in General. Subject to Bankruptcy Rule 9010, all distributions to Holders of Claims in Class 7 and Interests in Class 8 shall be made at the addresses set forth in the Debtors’ books and records unless such addresses are superseded by proofs of claim or interests or transfers of claim or interests filed pursuant to Bankruptcy Rule 3001.

(b)	Undeliverable and Unclaimed Distributions.

(i)	Holding and Investment of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of a Claim in Class 7 or Interest in Class 8 is returned to Reorganized Caraustar, the other Reorganized Debtors or the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Reorganized Debtors or the Disbursing Agent is notified in writing of such Holder’s then current address.

(ii)	Failure to Claim Undeliverable Distributions. Any Holder of a Claim in Class 7 or Interest in Class 8 that does not assert a claim pursuant to this Plan for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors or their Estates or the Reorganized Debtors or their property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Estates and the Reorganized Debtors free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary. Any New Common Stock or New Secured Notes held for distribution on account of such Claim shall be canceled and of no further force or effect. Nothing contained in this Plan shall require any Disbursing Agent, including, but not limited to, the Reorganized Debtors, to attempt to locate any Holder of an Allowed Claim or Interest.

6.5 Record Date for Distributions. The record date for distributions under this Plan shall be the Distribution Record Date.

(a)	The Reorganized Debtors and the Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Claim in Class 7 that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Claims in Class 7 that are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Reorganized Debtors and the Disbursing Agent shall be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the official claims register as of the close of business on the Distribution Record Date.

(b)	Distributions of New Common Stock to Holders of Senior Notes Claims administered by the Senior Notes Indenture Trustees may in the discretion of the Disbursing Agent be made by means of book-entry exchange through the facilities of DTC in accordance with the customary practices of DTC, as and to the extent practicable. In connection with such book-entry exchange, the Senior Notes Indenture Trustees shall deliver instructions to DTC to effect distributions on a Pro Rata basis as provided under the Plan with respect to the Senior Notes Claims.

6.6 Allocation of Plan Distributions Between Principal and Interest. Except as otherwise expressly provided in this Plan, to the extent that any Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

6.7 Means of Cash Payment. Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of Reorganized Caraustar or the other Reorganized Debtors, by (a) checks drawn on or (b) wire transfer from a bank selected by Reorganized Caraustar or the other Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of Reorganized Caraustar or the other Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

6.8 Sources of Cash for Plan Distributions. Except as otherwise provided in this Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to this Plan may be obtained from existing Cash balances, revenue generated from the operations of the Debtors and the Reorganized Debtors, or from the proceeds of the Exit Facility.

The Reorganized Debtors may also make such payments using Cash received from their subsidiaries through the Reorganized Debtors’ consolidated cash management systems.

6.9 Withholding and Reporting Requirements. In connection with this Plan and all distributions thereunder, Reorganized Caraustar and the other Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. All persons holding Claims or Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provision of this Plan, (a) each Holder of a Claim in Class 7 or Interest in Class 8 that is to receive a distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution and (b) no distribution shall be made to or on behalf of such Holder pursuant to this Plan unless and until such Holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations.

6.10 Setoffs. Reorganized Caraustar and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim, the payments or other distributions to be made pursuant to this Plan in respect of such Claim, or claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.

6.11 Fractional Shares. No fractional shares of New Common Stock shall be distributed. When a fractional share would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of more than .50) of such fraction to the nearest whole share of New Common Stock or a rounding down of such fraction (in the case of .50 or less than .50) to the nearest whole share of New Common Stock. The total number of shares of New Common Stock to be distributed pursuant to the Plan shall be adjusted as necessary to account for the rounding provided for herein.

6.12 Exemption from Securities Law. The issuance of the New Common Stock and the New Secured Notes pursuant to the terms of this Plan in exchange for Claims or Interests shall be exempt from any federal and state securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.

ARTICLE VII

TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES AND PENSION

AND RETIREMENT PLANS

7.1 Assumption of Executory Contracts and Unexpired Leases. On the Effective Date, all executory contracts or unexpired leases of the Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, unless such executory contract or unexpired lease (i) was previously assumed or rejected by the Debtors pursuant to an order entered by the Bankruptcy Court, (ii) previously expired or terminated pursuant to its own terms, or (iii) is an executory contract to be rejected by the Debtors, after consultation with, and with the approval of, the Ad Hoc Committee of Holders, as set forth in the Plan Supplement. Entry of the Confirmation Order by the Bankruptcy Court will constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Article VII shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law.

7.2 Cure of Defaults of Assumed Executory Contracts and Unexpired Leases. Any monetary amounts by which each executory contract and unexpired lease to be assumed is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree, with the approval of the Ad Hoc Committee of Holders. In the event of a dispute regarding (a) the amount of any cure payments, (b) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. Pending the Bankruptcy Court’s ruling on such motion, the executory contract or unexpired lease at issue shall be deemed assumed by the Debtors unless otherwise ordered by the Bankruptcy Court.

7.3 Post-Petition Contracts and Leases. All contracts, agreements and leases that were entered into by the Debtors or assumed by the Debtors after the Petition Date shall be deemed assigned by the Debtors to the Reorganized Debtors on the Effective Date.

7.4 Retiree Benefits, and Pension and Retirement Plans. In furtherance of, and without in any way limiting, Section 7.5, from and after the Effective Date, the Reorganized Debtors shall assume the obligation and shall continue to make the payment of all retiree benefits (if any), as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to Section 1114(e)(1)(B) or (g), at any time prior to the Confirmation Date, for the duration of the period (if any) that the Debtors are obligated to provide such benefits. Notwithstanding anything in this Plan to the contrary, the Pension and Retirement Plans shall become obligations of the Reorganized Debtors and shall otherwise be unaffected by confirmation of this Plan, and any Claims arising under the Pension and Retirement Plans shall not be discharged or released or otherwise affected by this Plan or by these proceedings.

7.5 Compensation and Benefit Programs. Except as otherwise expressly provided in Article VII or any other provisions of this Plan (and except as may otherwise be agreed between an employee and the board of directors of the Reorganized Debtors, with the approval of the Ad Hoc Committee of Holders), the Reorganized Debtors shall continue to perform their obligations under all employment and severance contracts and policies, and all compensation and benefit plans, policies and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of their subsidiaries, including, without limitation, all savings plans, retirement plans (including the Pension and Retirement Plans), health care plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans, provided that the board of directors of Caraustar shall have agreed to vote for the board of directors of Reorganized Caraustar, and shall have adopted any resolutions and taken such other actions prior to the Confirmation Date as necessary to provide that neither the Plan nor the transactions or distributions contemplated under the Plan constitute a Change in Control, and provided, further, that the Bankruptcy Court enters a Final Order (which order may be the Confirmation Order) finding that neither the Plan nor the transactions or distributions contemplated thereunder shall constitute a Change in Control. Nothing herein shall restrict the rights of the board of directors of the Reorganized Debtors to change or modify any such policy, plan or program in accordance with its terms.

In addition, prior to the Effective Date, the Debtors will not, without the prior written consent of the Ad Hoc Committee of Holders: (i) enter into any executive employment agreements or collective bargaining agreements, (ii) modify any existing employment agreements, collective bargaining agreements or benefit plans, (iii) hire any executive or employee whose total compensation is greater than $100,000, or (iv) increase the compensation for any executive or employee whose total compensation is greater than $100,000.

ARTICLE VIII

PROVISIONS FOR RESOLVING DISPUTED CLAIMS

AND DISPUTED INTERESTS

8.1 Objections to and Estimation of Claims. Only the Debtors or the Reorganized Debtors may object to the allowance of any Claim, including, without limitation, any Administrative Expense Claim. After the Effective Date, the Reorganized Debtors shall be accorded the power and authority to allow or settle and compromise any Claim without notice to any other party, or approval of, or notice to the Bankruptcy Court. In addition, the Debtors or the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or Reorganized Debtors have previously objected to such Claim.

8.2 No Distributions Pending Allowance. Notwithstanding any other provision in this Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

8.3 Distributions on Account of Disputed Claims Once They Are Allowed. To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim.

8.4 Reinstated Claims. Notwithstanding anything contained herein to the contrary, nothing shall affect, diminish or impair the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Reinstated Claim, including, but not limited to, legal and equitable defenses to setoffs or recoupments against Reinstated Claims.

ARTICLE IX

CONFIRMATION AND CONSUMMATION OF THE PLAN

9.1 Conditions to Confirmation. The Plan shall not be confirmed unless and until the following conditions shall have been satisfied or waived in accordance with Section 9.3 of this Plan:

(a)	The Confirmation Order shall be in form and substance satisfactory to the Ad Hoc Committee of Holders.

(b)	The Lock-up Agreement shall remain in full force and effect and shall not have been terminated in accordance with the terms thereof.

(c)	The most current version of the Plan Supplement and the Plan Documents shall have been Filed in form and substance acceptable to the Debtors and the Ad Hoc Committee of Holders.

(d)	The board of directors shall have adopted such resolutions and taken any other actions necessary so that the Plan and the transactions contemplated hereunder will not constitute a Change in Control.

9.2 Conditions to Effective Date. The Plan shall not become effective and the Effective Date shall not occur unless and until the following conditions shall have been satisfied or waived in accordance with Section 9.3 of this Plan:

(a)	The Bankruptcy Court shall have entered a Final Order (which order may include the Confirmation Order) finding that neither this Plan nor the transactions or distributions contemplated hereunder shall constitute a Change in Control.

(b)	The Confirmation Order confirming this Plan shall have been entered by the Bankruptcy Court and shall have become a Final Order in form and substance acceptable to the Debtors and the Ad Hoc Committee of Holders.

(c)	The Lock-up Agreement shall remain in full force and effect and shall not have been terminated in accordance with the terms thereof.

(d)	The final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein (including the Plan Documents) shall have been Filed in form and substance acceptable to the Debtors and the Ad Hoc Committee of Holders without prejudice to the Reorganized Debtors’ rights under the Plan to alter, amend, or modify certain of the schedules, documents, and exhibits contained in the Plan Supplement in accordance with the terms hereof.

(e)	All other documents and agreements necessary to implement this Plan on the Effective Date, including, but not limited to the Plan Supplement and the Plan Documents, shall have been duly and validly executed and delivered by all parties thereto, to the extent applicable.

(f)	All other actions, documents, and agreements determined by the Debtors and the Ad Hoc Committee of Holders to be necessary to implement the Plan shall have been effected or executed and shall be in form and substance acceptable to the Ad Hoc Committee of Holders.

(g)	The Exit Facility Credit Agreement and all related documents provided for therein or contemplated thereby shall be in form and substance acceptable to the Ad Hoc Committee of Holders and shall have been duly and validly executed and delivered by all parties thereto, all conditions precedent thereto shall have occurred or shall have been satisfied and all proceeds of the Exit Facility shall be made available to the Reorganized Debtors to fund distributions hereunder.

(h)	The Ad Hoc Committee Advisor Claims and Senior Notes Indenture Trustee Claims that were timely presented shall have been satisfied by their retainer, paid in full and in Cash, or the Debtors shall have paid the Ad Hoc Committee Advisor Claims and Senior Notes Indenture Trustee Claims their outstanding fees and expenses pursuant to section 1129(a)(4) of the Bankruptcy Code in full in Cash.

(i)	All DIP Facility Claims shall have been paid in full and in Cash or the Debtors shall have provided reasonably satisfactory evidence that such Claims shall be paid from the proceeds of the Exit Facility.

(j)	There shall be no material deviation in amount or type from the liabilities previously disclosed in writing to the Ad Hoc Committee of Holders or to the Ad Hoc Committee Advisors, including liabilities disclosed in the due diligence materials provided to the Ad Hoc Committee Advisors prior to the commencement of these Chapter 11 Cases.

(k)	All corporate actions required to be taken by Article VII of this Plan, shall have been taken.

(l)	Any material alteration to, or interpretation of, any term or provision of this Plan by the Bankruptcy Court shall have been acceptable to the Debtors and the Ad Hoc Committee of Holders.

(m)	The Articles of Incorporation and By-Laws and the amended certificates, articles of incorporation or partnership agreements of the Debtors, as necessary, shall have been adopted and filed with the applicable authorities of the relevant jurisdictions of incorporation or organization and shall have become effective in accordance with the corporate laws of such jurisdictions.

(n)	All authorizations, consents, certifications, approvals, rulings, no-action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement this Plan on the Effective Date shall have been obtained or shall have occurred unless failure to do so will not have a material adverse effect on Reorganized Caraustar.

(o)	The Effective Date shall have occurred not later than eighty-three (83) days after the Petition Date.

9.3 Waiver of Conditions. Each of the conditions set forth in Section 9.1 and 9.2 of this Plan, with the exception of those conditions set forth in subsection (m), may be waived in whole or in part by the Debtors and the Ad Hoc Committee of Holders, without any notice to the Bankruptcy Court or parties in interest and without the need for a hearing.

9.4 Effect of Non-Occurrence of Conditions to Effective Date. If each of the conditions specified in Section 9.1 and Section 9.2 has not been satisfied or waived in the manner provided in Section 9.3, then: (i) the Confirmation Order shall be vacated and of no further force or effect; (ii) no distributions under the Plan shall be made; (iii) the Debtors and all Holders of Claims and Interests in the Debtors shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; (iv) all of the Debtors’ obligations with respect to the Claims and Interests shall remain unaffected by the Plan and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors and the Plan shall be deemed withdrawn; and (v) the Lock-up Agreement shall be terminated and the Ad Hoc Committee of Holders shall have all rights and remedies under the terms thereof and under applicable law for such termination and any related covenants breach(es). Upon such occurrence, the Debtors shall file a written notification with the Bankruptcy Court and serve it upon such parties as the Bankruptcy Court may direct.

ARTICLE X

EFFECT OF PLAN CONFIRMATION

10.1 Binding Effect. Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of this Plan shall bind any Holder of a Claim against, or Interest in, the Debtors and such Holder’s respective successors and assigns, whether or not the Claim or Interest of such Holder is Impaired under this Plan and whether or not such Holder has accepted this Plan.

10.2 Exculpation and Releases.

(a)	Exculpation. From and after the Effective Date, the Released Parties shall neither have nor incur any liability to, or be subject to any right of action by, any Holder of a Claim or Interest, or any other party in interest, or any of their respective employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing the Lock-up Agreement and this Plan, the solicitation of acceptances of this Plan, the pursuit of approval of the Disclosure Statement and confirmation of this Plan, the confirmation of this Plan, the Plan Documents, the consummation of this Plan or the administration of this Plan or the property to be distributed under this Plan, or the restructuring transactions contemplated hereunder; provided, however, that the foregoing provision shall not apply to an act or omission that is determined by a Final Order of the Bankruptcy Court to have constituted willful misconduct or gross negligence. Any of the Released Parties shall be entitled to rely, in all respects, upon the advice of counsel with respect to their duties and responsibilities under the Plan.

(b)	Releases by the Debtors. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors in their individual capacities and as debtors-in-possession on behalf of each of the Debtors’ Estates will be deemed to release and forever waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, this Plan or the Disclosure Statement, or any document or agreement related thereto; provided, however, that the foregoing provision shall not apply to an act or omission that is determined by a Final Order of the Bankruptcy Court to have constituted willful misconduct or gross negligence.

(c)	Releases by Holders of Claims and Interests. As of the Effective Date, to the fullest extent permitted by law, (i) each Holder of a Claim or Interest that votes to accept or reject this Plan and does not mark their ballot so as to opt out of granting this release and (ii) each Holder of a Claim or Interest who, directly or indirectly, is entitled to receive a distribution under this Plan, including Persons entitled to receive a distribution via an attorney, agent, indenture trustee or securities intermediary, and who does not mark their ballot so as to opt out of granting this release or otherwise prior to the commencement of the Confirmation Hearing File a pleading or other writing with the Bankruptcy Court opting out of granting this release, shall in consideration for the obligations of the Debtors and the Reorganized Debtors under this Plan and the Cash and the securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with this Plan, be deemed to have forever released, waived and discharged all claims, demands, debts, rights, causes of action or liabilities (other than claims or causes of action arising out of an act or omission that is determined by a Final Order of the Bankruptcy Court to have constituted willful misconduct or gross negligence), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, this Plan or the Disclosure Statement, the Plan Documents, or the restructuring transactions contemplated thereby, existing as of the Effective Date or thereafter that are based in whole or part on any act, omission, transaction event, or other occurrence taking place on or prior to the Effective Date, against the Released Parties; provided, however, that Section 10.2 of this Plan shall not apply to an act or omission that is determined by a Final Order of the Bankruptcy Court to have constituted willful misconduct or gross negligence.

(d)	Governmental Units. Nothing contained in Section 10.2(a), (c) or (e) of this Plan shall preclude or release any Released Party from any cause of action held by a governmental unit based on (i) the Internal Revenue Code or other domestic, state, city or municipal tax code, (ii) the environmental laws of the United States or any domestic state, city or municipality, (iii) any criminal laws of the United States or any domestic state, city or municipality, (iv) the Securities Exchange Act of 1934, as amended, the Securities Exchange Act of 1933, as amended, or other securities laws of the United States or any domestic state, city or municipality, or (v) sections 1104-1109 and 1342(d) of the Employee Retirement Income Security Act of 1974, as amended.

(e)	Injunction Related to Exculpation and Releases. All Persons that have held, hold or may hold any liabilities released or exculpated pursuant to this Section 10.2 will be permanently enjoined from taking any of the following actions against any Released Party or its property on account of such released liabilities: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind; (ii) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree or order; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any lien; (iv) except as provided herein, asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any obligation due a Released Party; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of this Plan.

(f)	Survival of Indemnification Obligations. The obligations of the Debtors to indemnify any past and present directors, officers, agents, employees and representatives, pursuant to certificates or articles of incorporation, by-laws, contracts and/or applicable statutes, in respect of all actions, suits and proceedings against any of such officers, directors, agents, employees and representatives, based upon any act or omission related to service with or for or on behalf of the Debtors, shall not be discharged or Impaired by confirmation or consummation of this Plan and shall be assumed by the other Reorganized Debtors.

(g)	Discharge of Claims and Termination of Interests. Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims and Interests (other than Unimpaired Claims under this Plan) of any nature whatsoever against the Debtors or any of their Estates, assets, properties or interest in property, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests. Upon the Effective Date, the Debtors shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims and Interests (other than Unimpaired Claims), including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, and the Caraustar Equity Interests.

(h)	Preservation of Rights of Action and Settlement of Causes of Action. Except as otherwise provided in this Plan, the Confirmation Order, or in any document, instrument, release or other agreement entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Causes of Action. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Causes of Action.

10.3 Injunction.

(a)	Except as otherwise provided in this Plan or the Confirmation Order, from and after the Effective Date all Persons who have held, hold or may hold Claims (other than Unimpaired Claims under this Plan) against or Interests in the Debtors, are (i) permanently enjoined from taking any of the following actions against the Estate(s), or any of their property, on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors or their property on account of such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action, or other proceeding; (B) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting or enforcing any lien or encumbrance; (D) asserting any right of setoff, subrogation or recoupment of any kind and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of this Plan and nothing contained herein shall preclude any action by a governmental unit based on (i) the Internal Revenue Code or other domestic, state, city or municipal tax code, (ii) the environmental laws of the United States or any domestic state, city or municipality, (iii) any criminal laws of the United States or any domestic state, city or municipality, (iv) the Securities Exchange Act of 1934, as amended, the Securities Exchange Act of 1933, as amended, or other securities laws of the United States or any domestic state, city or municipality, or (v) sections 1104-1109 and 1342(d) of the Employee Retirement Income Security Act of 1974, as amended.

(b)	By accepting distributions pursuant to this Plan, each Holder of an Allowed Claim will be deemed to have specifically consented to the injunctions set forth in this Section 10.3.

10.4 Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

ARTICLE XI

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a)	allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim or Priority Tax Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

(b)	grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan for periods ending on or before the Effective Date;

(c)	resolve any matters related to the assumption or assumption and assignment of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;

(d)	ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

(e)	decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

(f)	enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases and other agreements or documents created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

(g)	resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, or enforcement of this Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to this Plan, or any entity’s rights arising from or obligations incurred in connection with this Plan or such documents;

(h)	approve any modification of this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or approve any modification of the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan;

(i)	hear and determine all applications for compensation and reimbursement of expenses of Professionals under this Plan or under sections 338, 330, 331, 363, and 503(b) of the Bankruptcy Code, which shall be payable by the Debtors only upon allowance thereof pursuant to the order of the Bankruptcy Court; provided, however, that the fees and expenses of the Reorganized Debtors and the Ad Hoc Committee of Holders, incurred after the Effective Date, including counsel fees, may be paid by the Reorganized Debtors in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(j)	issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of this Plan or the Confirmation Order;

(k)	hear and determine causes of action by or on behalf of the Debtors or the Reorganized Debtors;

(l)	hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(m)	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated, or if distributions pursuant to this Plan are enjoined or stayed;

(n)	determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement, or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

(o)	enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

(p)	hear and determine all matters related to (i) the property of the Estates from and after the Confirmation Date and (ii) the activities of the Reorganized Debtors;

(q)	hear and determine disputes with respect to compensation of the Reorganized Debtors’ professional advisors;

(r)	hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and

(s)	enter an order closing the Chapter 11 Cases.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1 Surrender of Instruments. As a condition to participation under this Plan the Holder of an equity security, note, debenture or other evidence of indebtedness of the Debtors that desires to receive the property to be distributed on account of a Class 7 Claim or Class 8 Interest based on such equity security, note, debenture or other evidence of indebtedness shall surrender such equity security, note, debenture or other evidence of indebtedness to the Debtors, or their designee, and shall execute and deliver such other documents as are necessary to effectuate this Plan; provided, however, that if a claimant is a Holder of an equity security, note, debenture or other evidence of indebtedness for which no physical certificate was issued to the Holder but which instead is held in book-entry form pursuant to a global security held by DTC or other securities depositary or custodian thereof, then such Holder shall be deemed to have surrendered such Holder’s equity security, note, debenture or other evidence of indebtedness upon surrender to Caraustar of such global security by DTC or such other securities depositary or custodian thereof. Except as otherwise provided in this section, if no surrender of an equity security, note, debenture or other evidence of indebtedness occurs and a claimant does not provide an affidavit and indemnification agreement, in form and substance satisfactory to the Debtors, that such equity security, note, debenture or other evidence of indebtedness was lost, then no distribution may be made to any claimant whose Claim or Interest is based on such equity security, note, debenture or other evidence of indebtedness thereof. The Debtors shall make subsequent distributions only to the persons who surrender the securities for exchange (or their assignees) and the record holders of such securities shall be those holders of record as of the Effective Date. Except as otherwise provided herein the Senior Notes Indentures shall be rendered void as of the Effective Date.

12.2 Post-Confirmation Date Retention of Professionals. Upon the Effective Date, any requirement that professionals employed by the Reorganized Debtors comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will be authorized to employ and compensate professionals in the ordinary course of business and without the need for Bankruptcy Court approval.

12.3 Bar Date for Certain Administrative Expense Claims. All applications for final allowance of fees and expenses of professional persons employed by the Debtors or any statutory committee appointed in the Chapter 11 Cases, pursuant to orders entered by the Bankruptcy Court and on account of services rendered prior to the Effective Date, shall be filed with the Bankruptcy Court and served upon the Reorganized Debtors’ counsel and counsel to the Ad Hoc Committee of Holders at the addresses set forth in Section 12.13 of this Plan no later than thirty (30) days after the Effective Date. Any such claim that is not filed within this time period shall be discharged and forever barred. Objections to any application for allowance of Administrative Expense Claims described in this Section 12.3 must be filed within thirty (30) days after the filing thereof, as may be extended by the Bankruptcy Court upon request of the Reorganized Debtors.

12.4 Cash Deposits for Utilities. All segregated funds held in the Caraustar Utilities Cash Deposit Account pursuant to the Bankruptcy Court’s Second Order (A) Establishing Procedures for Utilities to Request Adequate Assurance of Payment, and (B) Establishing Procedures for Resolving Disputes Relating to Adequate Assurance Requests entered on June 25, 2009 will be returned to Reorganized Caraustar upon the payment of all amounts that come due to the utility companies prior to the Effective Date.

12.5 Effectuating Documents and Further Transactions. Each of the Debtors and the Reorganized Debtors is authorized to execute, deliver, file or record the Plan Documents, to the extent applicable, and such other contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of this Plan and any notes or securities issued pursuant to this Plan, including actions that the Senior Notes Indenture Trustees may reasonably request to further effect the terms of this Plan.

12.6 Corporate Action. Prior to, on, or after the Effective Date (as appropriate), all matters expressly provided for under this Plan that would otherwise require approval of the shareholders or directors of one (1) or more of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on, or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated without any requirement of further action by the shareholders or directors of the Debtors or the Reorganized Debtors, including all actions required to be taken by the board of directors of the Debtors or the Reorganized Debtors, as applicable, in Section 5.4(c) and Article VII of this Plan regarding a Change in Control.

12.7 Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under this Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under this Plan, including, without limitation, merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property, will not be subject to any stamp tax or other similar tax.

12.8 Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid on the Effective Date.

12.9 Amendment or Modification of this Plan: Approval of the Ad Hoc Committee.

(a)

Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, the Debtors, with the prior written consent of the Ad Hoc Committee of Holders, may alter, amend or modify this Plan, the Plan Supplement or the

Plan Documents at any time prior to or after the Confirmation Date but prior to the substantial consummation of this Plan. A Holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan, the Plan Supplement, and the Plan Documents, in each case, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.

(b)

Any reference in this Plan to matters being acceptable or satisfactory to, approved by, or requiring consent of the Ad Hoc Committee of Holders, shall be deemed to be acceptable or satisfactory to, or require the approval or consent of, Senior Noteholders that are parties to the Lock-up Agreement and hold at least 66- 2/3% in outstanding principal amount of the Senior Notes in the aggregate; provided, however, no approval or consent of the Ad Hoc Committee of Holders shall be required on or after the termination of the Lock-up Agreement.

12.10 Severability of Plan Provisions. If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, Impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.11 Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Debtors, and their respective successors and assigns, including, without limitation, the Reorganized Debtors. The rights, benefits and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

12.12 Revocation, Withdrawal or Non-Consummation of the Plan. Subject to the obligations and covenants of the Debtors under the Lock-up Agreement, the Debtors reserve the right to revoke or withdraw this Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization, in each case with the prior written consent of the Ad Hoc Committee of Holders. If the Debtors revoke or withdraw this Plan as to any or all of the Debtors or if confirmation or consummation of this Plan as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person or (iii) constitute an admission of any sort by the Debtors or any other Person.

12.13 Notice. All notices, requests and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

CARAUSTAR INDUSTRIES, INC.

5000 Austell Powder Springs Road

Suite 300

Austell, GA 30106

Telephone:  (770) 948-3101

Facsimile:   (770) 799-5990

Attn: Corporate Law Department

with a copy to:

KING & SPALDING LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

Telephone:  (404) 572-4600

Facsimile:   (404) 572-5100

Attn: James A. Pardo

Counsel to Debtors and Debtors-in-Possession

and if to the Ad Hoc Committee of Holders, to:

STROOCK & STROOCK & LAVAN LLP

180 Maiden Lane

New York, New York 10038

Facsimile: (212) 806-6006

Attn: Kristopher M. Hansen

Counsel to the Ad Hoc Committee of Holders

12.14 Governing Law. Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an exhibit or schedule to this Plan or the Plan Documents provide otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia, without giving effect to the principles of conflicts of law of such jurisdiction.

12.15 Tax Reporting and Compliance. The Reorganized Debtors are hereby authorized, on behalf of each of the Debtors, to request an expedited determination under section 505 of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.

12.16 Exhibits. All Exhibits to this Plan and the Plan Documents are hereby incorporated herein and made a part of this Plan as if set forth in full herein.

12.17 Filing of Additional Documents. On or before substantial consummation of this Plan, the Reorganized Debtors and the Debtors, with the approval of the Ad Hoc Committee of Holders, shall File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

12.18 Reservation of Rights. Except as expressly set forth herein, this Plan shall have no force and effect unless the Bankruptcy Court has entered the Confirmation Order. The filing of this Plan, any statement or provision contained in this Plan, or the taking of any action by the Debtors with respect to this Plan shall not be and shall not be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims and Interests.

Dated: Atlanta, Georgia		Respectfully submitted,

June 30, 2009
CARAUSTAR INDUSTRIES, INC.

(for itself and on behalf of the Affiliate Debtors, as Debtors and Debtors-in-Possession)

	By:	/s/ Wilma Elizabeth Beaty
Wilma Elizabeth Beaty
Vice President, General Counsel and Secretary

KING & SPALDING LLP

James A. Pardo, Jr.
Georgia Bar No. 561206
jpardo@kslaw.com
Mark M. Maloney
Georgia Bar No. 468104
mmaloney@kslaw.com
Michelle L. Carter
Georgia Bar No. 114571
mcarter@kslaw.com
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309-3521
Telephone: (404) 572-4600
Facsimile: (404) 572-5100

Counsel to the Debtors and Debtors-in-Possession